UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 25, 2012

Tower Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50990	13-3894120
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway (31st Floor), New York, NY		10271
(Address of Principal executive offices)		(Zip Code)

(212) 655-2000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 25, 2012 (the “Signing Date”), Tower Group, Inc. (the “Company”) entered into an Investment and Shareholders’ Agreement (the “Investment Agreement”) with the principal shareholders of Canopius Group, Ltd. (“Canopius”), a privately-owned insurance holding company domiciled in Guernsey, Channel Islands. Pursuant to the Investment Agreement, Canopius intends to issue, and the Company intends to purchase (the “Investment”), 31,766,961 newly issued “A” Ordinary Shares of no par value of Canopius (the “Class A Shares”). Upon consummation of the Investment, the Class A Shares will represent 10.7% of the issued and outstanding ordinary share capital of Canopius. The Investment, which is expected to close in the third quarter of 2012 (the “Investment Closing”), is subject to the receipt of required regulatory approvals and the satisfaction of all other closing conditions to Canopius’ proposed acquisition of Omega Insurance Holdings Limited (“Omega”). Canopius publicly announced a cash offer to acquire Omega on April 25, 2012 (the “Omega Acquisition”).

In addition, on the Signing Date and in connection with the Investment, the Company entered into a Master Transaction Agreement (the “MTA”) with Canopius, Canopius Holdings Bermuda Ltd., a Bermuda limited company and a wholly owned subsidiary of Canopius (“Bermuda Holdco”), and Canopius Mergerco, Inc., a newly-formed Delaware corporation that is a wholly owned subsidiary of Bermuda Holdco (“Delaware Holdco”). Upon the terms and subject to the conditions set forth in the MTA, the Company has the right to effect certain transactions with Canopius and its subsidiaries, including:

(a) Merger Right. The Company’s right to merge (such right, the “Merger Right” and such merger, the “Merger”) with and into a newly formed subsidiary of Delaware Holdco, exercisable in the Company’s sole discretion for a period of 18 months from the date of the Investment Closing. The MTA provides that, upon the Company’s election to exercise the Merger Right, the Merger will be effected pursuant to an Agreement and Plan of Merger on terms no less favorable to the Company than those set forth in the term sheet attached as an exhibit to the MTA.

(b) SPS Transactions Right. The Company’s right (the “SPS Transactions Right”), exercisable in its sole discretion from and after a specified threshold date until January 1, 2016, to cause Canopius to use its reasonable best efforts to establish a special purpose syndicate (the “SPS”) at Lloyd’s of London (“Lloyd’s”), and to take certain actions in connection therewith, including the appointment of Canopius subsidiaries to act as the sole corporate member of the SPS (the “Corporate Member”) and the underwriting agent of the SPS (the “Managing Agency”). In addition, the MTA provides that, at the Company’s election after the Investment Closing until January 1, 2016, the SPS and Canopius Syndicate 4444 at Lloyd’s (“Syndicate 4444”) will enter into a Quota Share Reinsurance Agreement whereby the SPS will reinsure a portion of Syndicate 4444’s business for the 2013, 2014 and 2015 years of account and the Company may, subject to receipt of applicable regulatory approvals, cause Canopius to transfer the Corporate Member to the Company for an amount equal to the tangible net asset value of the Corporate Member.

(c) Acquisition Right. The Company’s right (the “Acquisition Right”), exercisable in its sole discretion from and after the Investment Closing until January 1, 2016, to cause Canopius (i) to use its reasonable best efforts to obtain permission from Lloyd’s for the SPS to operate as a stand-alone syndicate to underwrite business at Lloyd’s and (ii) unless the Managing Agency is a new entity formed by the Company, to transfer 100% of the issued and outstanding shares of the Managing Agency to the Company for an amount equal to the tangible net asset value of the Managing Agency.

As consideration for the Investment, the Merger Right, the SPS Transactions Right and the Acquisition Right, the Company will pay $75 million to Canopius at the Investment Closing.

In connection with the Investment, the MTA includes representations and warranties regarding Canopius and its business, operations and financial condition, and provides an obligation of Canopius to indemnify the Company for certain breaches of such representations and warranties, subject to the limitations as described therein. In addition, Canopius will indemnify the Company for any losses arising from the operations of Bermuda Holdco, the Managing Agency and the Corporate Member prior to the consummation of their respective acquisitions by the Company, other than for the respective insurance and reinsurance liabilities of Bermuda Holdco or the Corporate Member.

The foregoing descriptions of the Investment Agreement and MTA are not complete and are qualified in their entirety by reference to the complete text of such agreements, which are filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Investment and Shareholders’ Agreement in respect of Canopius Group Limited, dated as of April 25, 2012, by and among Tower Group, Inc., the Bregal Fund I Investors, Bregal Fund II Investors and Bregal Fund III Investors and Michael Watson, Robert Law, Stephen Manning and James Giordano.

10.2	Master Transaction Agreement, dated as of April 25, 2012, by and among Canopius Group Limited, Canopius Holdings Bermuda Ltd., Canopius Mergerco, Inc. and Tower Group, Inc.

99.1	Copy of press release issued by Tower Group, Inc. dated April 25, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tower Group, Inc.

/s/ Elliot S. Orol
ELLIOT S. OROL
Senior Vice President, General Counsel and Secretary

Date: April 25, 2012

INDEX TO EXHIBITS

Exhibit No.	Exhibit

10.1	Investment and Shareholders’ Agreement in respect of Canopius Group Limited, dated as of April 25, 2012, by and among Tower Group, Inc., the Bregal Fund I Investors, Bregal Fund II Investors and Bregal Fund III Investors and Michael Watson, Robert Law, Stephen Manning and James Giordano.

10.2	Master Transaction Agreement, dated as of April 25, 2012, by and among Canopius Group Limited, Canopius Holdings Bermuda Ltd., Canopius Mergerco, Inc. and Tower Group, Inc.

99.1	Copy of press release issued by Tower Group, Inc. dated April 25, 2012.